EXHIBIT 23.3

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 Amendment No. 1, of our report dated June 27, 2007, with respect to our audit of the consolidated balance sheet of Somanta Pharmaceuticals, Inc. as of April 30, 2007, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended April 30, 2007 and 2006, and for the period from inception of operations (April 19, 2001) to April 30, 2007. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Stonefield Josephson Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
July 20, 2007